Exhibit 10.1
October 6, 2006

Mr. Mark A. Kalafut
Sioux City, IA

Amendment to Employment Severance Agreement

Dear Mr. Kalafut:
     This letter memorializes our mutual agreement to amend the Employment Severance Agreement dated October 5, 2006 between you and Terra Industries Inc. (the “Agreement”) by adding the following Section 4A, as follows:
4A. Consulting Services/Additional Compensation
     (a) Executive shall be obligated to provide up to fifty eight-hour days of consulting services to Company at times and upon subjects mutually agreed between the parties. Such duties shall include transitioning duties to the Company’s new General Counsel and providing advice on pending matters. Executive’s obligations to provide consulting services shall terminate one year after the effective date of the Agreement.
     (b) In consideration of Executive agreeing to provide the consulting services stated herein, the Company will provide, in addition to the Severance Pay and other benefits stated in the Agreement, an amount equal to one-half times Executive’s current Base Salary. Such amount shall be payable to Executive according to the provisions of Section 4(c)(ii).
     This amendment is supplemental to the Agreement and nothing herein contained shall be construed as amending or modifying the same except as specifically provided herein.
     Please acknowledge your agreement to the terms of this letter by signing below where indicated.

Sincerely,
/s/ Michael L. Bennett

Michael L. Bennett President and Chief Executive Officer

Agreed and Accepted:

/s/ Mark A. Kalafut
Mark A. Kalafut